Exhibit 21.1

Staffing 360 Solutions, Inc.

Nasdaq: STAF

List of Subsidiaries

Domestic (U.S.) subsidiaries:

Faro Recruitment America, Inc.

Monroe Staffing Services, LLC

Control Solutions International, Inc.

PeopleSERVE, Inc.

PeopleSERVE PRS, Inc.

Lighthouse Placement Services, Inc.

Staffing 360 Georgia, LLC

England and Wales subsidiaries:

Staffing 360 Solutions Limited

Longbridge Recruitment 360 Limited

The JM Group (IT Recruitment) Limited

CBS Butler Holdings Limited

CBS Butler Limited

British Columbia subsidiary:

Canada Control Solutions International, Inc.

NASDAQ: STAF

Staffing 360 Solutions, Inc.

641 Lexington Avenue, 27th Floor • New York, NY 10022

646.507.5710 • www.staffing360solutions.com